CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post Effective Amendment #330 to the Registration Statement on Form N-1A of Advisor Series Trust regarding the Prospectus and Statement of Additional Information of Coldstream Dividend Growth Fund, a series of the Advisor Series Trust.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 27, 2010